Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
BuzzFeed, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share (3)	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share (4)	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities (5)	457(o)	—	—	—	—	—
Fees to Be Paid	Other	Warrants (6)	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$150,000,000	—	$150,000,000	0.00011020	$16,530

Fees to Be Paid	Total Registration Fee:			$150,000,000	N/A	$150,000,000	—	$16,530
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$150,000,000		$16,530
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due							$16,530
(1)The amount to be registered consists of up to $150,000,000 of an indeterminate amount of Class A common stock, preferred stock, debt securities and/or warrants. There is also being registered hereunder such currently indeterminate number of (i) shares of Class A common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities and/or preferred stock registered hereby, or (ii) shares of debt securities, Class A common stock or preferred stock as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.
(3)Including such indeterminate amount of Class A common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(4)Including such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.
(5)Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(6)Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of Class A common stock, preferred stock or debt securities registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.